Exhibit 5.1

31 July 2025

To:

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul, 4

28050 Madrid

Spain

Re: Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission by Banco Bilbao Vizcaya Argentaria, S.A.

Ladies and Gentlemen,

We have acted as Spanish legal counsel to Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”), a corporation (sociedad anónima) organized under the laws of Spain in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by BBVA on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offering from time to time in one or more offerings of:

(i)	BBVA’s ordinary shares, nominal value €0.49 per share (including ordinary shares represented by American Depositary Shares) and rights to subscribe for ordinary shares;

(ii)

BBVA’s senior preferred debt securities (the “Senior Preferred Notes”), which may be issued pursuant to the senior preferred debt securities indenture dated as of 31 July 2025 among BBVA and The Bank of New York Mellon, acting (except with respect to its role as security registrar) through its London Branch, as trustee, transfer agent, paying agent and security registrar (the “BBVA Senior Preferred Trustee”) (the “BBVA Senior Preferred Indenture”);

(iii)

BBVA’s senior non-preferred debt securities (the “Senior Non-Preferred Notes”), which may be issued pursuant to the senior non-preferred debt securities indenture dated as of 31 July 2025 among BBVA and The Bank of New York Mellon, acting (except with respect to its role as security registrar) through its London Branch, as trustee, transfer agent, paying agent and security registrar (the “BBVA Senior Non-Preferred Trustee”) (the “BBVA Senior Non-Preferred Indenture”);

(iv)

BBVA’s subordinated debt securities (the “Subordinated Notes”), which may be issued pursuant to the subordinated indenture dated as of 31 July 2025 among BBVA and The Bank of New York Mellon, acting (except with respect to its role as security registrar) through its London Branch, as trustee, transfer agent, paying agent and security registrar (the “BBVA Subordinated Trustee”) (the “BBVA Subordinated Indenture”); and

(v)

BBVA’s contingent convertible preferred securities (the “Contingent Convertible Preferred Securities” and, jointly with the Senior Preferred Notes, the Senior Non-Preferred Notes and the Subordinated Notes, the “Securities”), which may be issued pursuant to the contingent convertible preferred securities indenture dated as of 31 July 2025 among BBVA and The Bank of New York Mellon, acting (except with respect to its role as contingent convertible preferred security registrar) through its London Branch, as trustee, paying and conversion agent, principal paying agent and contingent convertible preferred security registrar (the “BBVA CoCo Trustee” and, jointly with the BBVA Senior Preferred Trustee, the BBVA Senior Non-Preferred Trustee and the BBVA Subordinated Trustee, the “Trustee”) (the “BBVA CoCo Indenture” and, jointly with the BBVA Senior Preferred Indenture, the BBVA Senior Non-Preferred Indenture and the BBVA Subordinated Indenture, the “Indentures” and, each one of them, an “Indenture”).

1.	Scope

1.1	Documents examined

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of the documents listed below, and made such inquiries with officers of BBVA as we have deemed necessary as a basis for the opinions hereinafter expressed:

(i)	a copy of the Registration Statement;

(ii)	a copy of each of the Indentures;

(iii)	a copy of the deed of incorporation of BBVA granted on 1 October 1988, before the Notary Public of Bilbao Mr. José María Arriola Arana with the number 4,350 of his official records;

(iv)

a copy of the merger deed granted on 25 January 2000 before the Notary Public of Bilbao Mr. José María Arriola y Arana, registered with Commercial Registry of Vizcaya in volume 3858, sheet 1, page number BI-17 A and entry 1035;

(v)	a copy of the articles of association (estatutos sociales) of BBVA, as publicly available at the web page of BBVA (www.bbva.com) on the date hereof;

(vi)

a copy of the public deed executed before the Notary Public of Madrid, Mr. Rodrigo Tena Arregui on 10 October 2023 under number 1,642 of his official records under which BBVA granted powers of attorney in favor of Ms. María Luisa Gómez Bravo, such deed being duly registered with the Commercial Registry of Vizcaya under Volume 6,177 Sheet 135, Page 4,569 , entry No. BI-17-A;

(vii)

a copy of the public deed executed before the Notary Public of Madrid, Mr. Rodrigo Tena Arregui on 21 November 2022 under number 2,462 of his official records under which BBVA granted powers of attorney in favor of Mr. José María Caballero, such deed being duly registered with the Commercial Registry of Vizcaya under Volume 6,084, Sheet 200, Page BI-17-A, entry No. BI-17-A;

(viii)

a copy of the certificate (certificación) issued by Mr. Domingo Amegol Calvo, secretary of BBVA, on 13 February 2024 as to the resolutions passed by the Board of Directors of BBVA on 29 November 2023 approving the update and renewal of the Registration Statement;

(ix)	an on-line excerpt (nota simple telemática) of the data filed at the Commercial Registry of Vizcaya on the date hereof; and

(x)

search results for BBVA on the websites: (i) of the registers of the Bank of Spain, (ii) of the CNMV and (iii) of the online Public Register of Insolvency Decisions (www.publicidadconcursal.es), in each case as of the date hereof.

2.	Assumptions

For the purposes of this opinion we have assumed that:

a)

All signatures and initials appearing in all documents examined in the course of our examination are genuine and such signatures are the signatures of the persons purported to have signed such documents; all documents submitted to us in the course of our examination as originals are authentic and complete and all documents submitted to us in the course of our examination as copies conform with authentic originals and are complete; all documents examined in the course of our examination and dated prior to the date of this opinion remain in effect and have not been amended as of that date; and the drafts of the documents reviewed are the same as the documents finally subscribed and approved;

b)

BBVA has submitted to us all their relevant corporate records and proceedings, that such records and proceedings are truthful transcriptions of the resolutions passed, that they are validly executed, convened and held, and, where applicable, registered with the relevant registries;

c)

All information regarding matters of fact rendered to us by BBVA as well as (when appropriate) by governmental officials or public registries, is accurate, complete, and up to date; and the information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Regulations (Reglamento del Registro Mercantil);

d)

There is nothing under any law (other than the laws of Spain) that affects our opinion; in particular, we assume all necessary compliance with applicable laws of the United States of America and the several States thereof;

e)

The transactions contemplated by the Registration Statement and the Indentures are deemed to be in BBVA’s corporate interest (interés social) and BBVA’s directors have not breached their duty of care (deberes de diligencia y lealtad) in relation to such transactions;

f)	The absence of fraud and the presence of good faith on the part of BBVA;

g)

The Trustee is duly incorporated; validly exists under the laws of its country of incorporation at the time of execution of each Indenture; has the corporate power to enter into and perform as provided for under each Indenture; and has taken all necessary corporate action to authorize the execution, delivery and performance of each Indenture, and the obligations under each Indenture are valid and legal obligations binding on the Trustee (and are not subject to avoidance by any person) under all applicable laws and in all applicable jurisdictions (other than the laws of Spain) and insofar as any of such Indentures and other documents fails to be performed in any jurisdiction other than Spain its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

h)

The individuals that execute each Indenture (other than individuals executing these on behalf of BBVA) have the power and capacity, and have been authorized by all necessary corporate action, to execute and deliver each Indenture;

i)

The representations and warranties (other than any representations and warranties as to matters of law on which we are expressing an opinion herein), if any, given by each of the parties to each Indenture and any ancillary certificate or confirmation are in each case true, accurate and complete in all respects;

j)

Without having made any investigation, that each Indenture, governed by the laws of the State of New York, and any other applicable laws (other than the laws of Spain), constitutes legal, valid, binding and enforceable obligations of the respective parties thereto under such laws;

k)

There are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a document specifically examined by us for the purposes of this opinion and there are no arrangements between any of the parties to the documents which modify, revoke or supersede any of the terms thereof (it being understood that we are not aware of the existence of any such agreement or arrangement);

l)	The articles of association (estatutos sociales) of BBVA that have been reviewed and listed as documents examined in connection with this opinion are those in force on the date of this legal opinion;

m)

Insofar as any obligation under any Indenture is to be performed in, or is otherwise subject to, any jurisdiction other than Spain, its performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction;

n)	The Registration Statement has been filed with the Commission;

o)

The aggregate principal amount of Securities to be issued pursuant to the applicable Indenture and any supplemental indenture thereto does not exceed and will not exceed the maximum aggregate principal amount of such Securities authorized to be issued by BBVA, from time to time;

p)

The aggregate principal amount of ordinary shares to be issued does not exceed and will not exceed the maximum aggregate principal amount of ordinary shares authorized to be issued by BBVA, from time to time;

q)	Upon a capital increase executed by BBVA and duly disbursed, the nominal value of the new ordinary shares, as well as any share premium which may be agreed, will be fully paid-up;

r)	The Securities will be issued, executed, paid and delivered pursuant to the terms of the applicable Indenture;

s)	With respect to any series of Securities, a public deed of issuance (escritura de emisión) will be executed and registered with the Commercial Registry of Vizcaya; and

t)	The global securities representing any series of Securities will be issued, authenticated and deposited in the State of New York.

3.	Opinion

Based upon and subject to the scope and limitations, assumptions and qualifications set forth herein and subject to any documents or events not disclosed to us in the course of our examination, we are of the opinion that:

3.1	In relation with the Spanish legal requirements

a)	BBVA is a limited liability company (sociedad anónima) duly incorporated and validly existing under the laws of Spain.

b)

When the issuance of new ordinary shares by BBVA pursuant to a capital increase has been duly authorized or delegated to the Board of Directors of BBVA by a resolution of the General Shareholders’ Meeting and, should it be the case, authorized by the Board of Directors of BBVA as requisite corporate action on the part of BBVA, upon disbursement of the new ordinary shares as resolved by the competent governing body of BBVA and compliance with any applicable law or regulation, a capital increase public deed shall be executed and registered with the Commercial Registry of Vizcaya and the new ordinary shares shall be recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (“IBERCLEAR”). By effect thereof, such new ordinary shares will be duly authorized, fully paid, non-assessable and validly issued under the existing laws of Spain.

c)

Where a capital increase, that has been duly authorized or delegated to the Board of Directors of BBVA by a resolution of the General Shareholders’ Meeting and, should it be the case, authorized by the Board of Directors of BBVA as requisite corporate action on the part of BBVA, involves the issuance of new ordinary or preference shares, the existing shareholders of BBVA shall be entitled to exercise, except as otherwise excluded by such corporate resolutions, within such period as may be granted to them for such purpose by the company’s directors, which period shall not be less than fifteen (15) days from publication of the advertisement offering the new issue for subscription in the Official Gazette of the Commercial Registry (BORME), the right to subscribe for a number of shares proportional to the nominal value of the shares which they own. Therefore, upon the resolution of the correspondent body determining the period and compliance with applicable securities law or regulation, an advertisement offering the new issue for subscription in the Official Gazette of the Commercial Registry (BORME) shall be published and the rights shall be recorded with IBERCLEAR. By effect thereof, such rights will be duly authorized and validly issued under the existing laws of Spain and, to the extent governed by the laws of Spain, valid and binding obligations of BBVA in accordance with their own terms.

Notwithstanding the foregoing, the claims of the holders of shares will be subject to the exercise of any power in compliance with any laws, regulations, rules or requirements in effect in Spain, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended from time to time, including by, but not limited to, (i) Law 11/2015 of June 18, on the recovery and resolution of credit institutions and investment firms (Ley 11/2015, de 18 de junio, de recuperación y resolución de entidades de crédito y empresas de servicios de inversión)(“Law 11/2015”), as amended from time to time, (ii) Royal Decree 1012/2015 of November 6, which develops Law 11/2015 of June 18, on the recovery and resolution of credit institutions and investment firms (Real Decreto 1012/2015, de 6 de noviembre, por el que se desarrolla la Ley 11/2015, de 18 de junio, de recuperación y resolución de entidades de crédito y empresas de servicios de inversion) (“Royal Decree 1012/2015“), as amended from time to time, (iii) Regulation (EU) No. 806/2014 of the European Parliament and of the Council of July 15, 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010 (“Regulation 806/2014”), each as amended from time to time, and (iv) any other instruments, rules or standards made in connection with either (i), (ii) or (iii) (“Directive 2014/59/EU”).

d)

When the issuance of new Senior Preferred Notes, Senior Non-Preferred Notes or Subordinated Notes, as the case may be, by BBVA has been duly authorized or delegated to the Board of Directors of BBVA by a resolution of the General Shareholders’ Meeting and, should it be the case, authorized by the Board of Directors of BBVA as requisite corporate action on the part of BBVA, upon the disbursement of the such new Senior Preferred Notes, Senior Non-Preferred Notes or Subordinated Notes and compliance with any applicable securities law or regulation, a public deed of issuance shall be executed and registered with the Commercial Registry of Vizcaya. By effect thereof, such new Senior Preferred Notes, Senior Non-Preferred Notes or Subordinated Notes will be duly authorized and validly issued under the existing laws of Spain, and, to the extent governed by the laws of Spain, valid and binding obligations of BBVA in accordance with their own terms.

Notwithstanding the foregoing, the claims of the holders of Senior Preferred Notes, Senior Non-Preferred Notes and Subordinated Notes will be subject to the exercise of any power in compliance with any laws, regulations, rules or requirements in effect in Spain, relating to the transposition of Directive 2014/59/EU.

e)

When the issuance of new Contingent Convertible Preferred Securities by BBVA has been duly authorized or delegated to the Board of Directors of BBVA by a resolution of the General Shareholders’ Meeting and, should it be the case, authorized by the Board of Directors of BBVA as requisite corporate action on the part of BBVA, upon the disbursement of such new Contingent Convertible Preferred Securities and compliance with any applicable securities law or regulation, a public deed of issuance shall be executed and registered with the Commercial Registry of Vizcaya. By effect thereof, such new Contingent Convertible Preferred Securities will be duly authorized and validly issued under the existing laws of Spain, and to the extent governed by the laws of Spain, valid and binding obligations of BBVA in accordance with their own terms.

Notwithstanding the foregoing, the claims of the holders of Contingent Convertible Preferred Securities will be subject to the exercise of any power in compliance with any laws, regulations, rules or requirements in effect in Spain, relating to the transposition of Directive 2014/59/EU.

In

addition, when the issuance of new ordinary shares by BBVA upon conversion of duly authorized and validly issued Contingent Convertible Preferred Securities, in accordance with the BBVA CoCo Indenture, has been duly authorized or delegated by a resolution of the General Shareholders’ Meeting and, should it be the case, authorized by the Board of Directors of BBVA as requisite corporate action on the part of BBVA, upon disbursement of the new ordinary shares as resolved by the competent governing body of BBVA and in compliance with any applicable law or regulation, a public deed of issuance shall be executed and registered with the Commercial Registry of Vizcaya and the new ordinary shares shall be recorded with IBERCLEAR. By effect thereof, such new ordinary shares will be duly authorized, fully paid, non-assessable and validly issued under the existing laws of Spain.

3.2	In relation with the Registration Statement and the Indentures

a)	BBVA has the corporate power and capacity to, and has taken all necessary corporate action to authorize, execute, deliver and file the Registration Statement.

b)	BBVA has the corporate power and capacity to enter into the Indentures, and to undertake and perform its obligations established thereunder.

c)	BBVA has all requisite power and authority to enter into and perform its obligations under the Indentures and has taken all necessary actions to approve and authorize their delivery and performance.

d)

The execution, delivery and performance by BBVA of its obligations under the Indentures does not require any consent, approval, authorization, registration or qualification of or with any other governmental or regulatory authority in Spain (except with respect to the issuance of Securities contemplated under the Indentures, as detailed in section 3.1 of this opinion).

e)

The Spanish courts will give effect to the choice of the State of New York law as the governing law of the aspects expressly stated in the Indentures and in the terms of the Securities, when issued, subject to the terms and conditions of Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I), and Regulation (EC) 864/2007 of the European Parliament and of the Council of 11 July 2007 (Rome II). The effectiveness of this choice is subject to the laws of the State of New York being evidenced to the Spanish courts pursuant to article 281 of the Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil) and article 33 of Law 29/2015, of 30 July, on international legal cooperation regarding civil matters.

4.	Qualifications

This opinion is subject to the following qualifications:

(i)

We do not give any opinion with respect to any laws other than the laws of the Spanish legal system in force as of the present date. J&A Garrigues, S.L.P. acts as a Spanish law firm and does not deliver opinions in respect of any law other than Spanish law. Accordingly, this opinion is confined to Spanish law only as currently in force and as construed in Spain.

(ii)

Except where otherwise expressly stated in this opinion, we have not made any independent verification of any factual matters disclosed to us in the course of our examination for the purposes of rendering this opinion. We have relied as to factual matters on the documents and the information furnished to us by BBVA. It should be understood that we have not been responsible for investigating or verifying the accuracy of facts or statements of foreign law, or the reasonableness of any statements of opinion, expectation, intention or belief contained in or represented by or in connection to BBVA insofar as they are not related to Spanish law or taxation or that no material facts have been omitted therefrom or the existence of any omission to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, insofar as they are not related to Spanish law or taxation.

(iii)

Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, administration, moratorium or similar laws (including but not limited to eventual fraudulent transactions and the preference of creditors) and other process or Spanish law generally affecting the rights of creditors (including the application of a claw-back period), as well as to any principles of public policy (orden público).

It should be noted that according to Articles 12.3 (related to the non- application of foreign laws contrary to public policy) and 12.4 of Royal Decree of 24 July 1889 publishing the Civil Code (Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil) (the “Spanish Civil Code”) (whereby fraud against the law will be considered when a conflict of law rule is used for the purpose of avoiding the application of a mandatory Spanish law) and related legislation, the laws other than those of Spain would not be applied by Spanish courts if submission to such laws is deemed to have been made in order to avoid the application of mandatory Spanish laws or to be contrary to public policy.

(iv)

Enforcement may be limited by the general principle of good faith; Spanish courts may not grant enforcement in the event that they deem that a right has not been exercised in good faith or that it has been exercised in abuse of right (abuso de derecho). Likewise and pursuant to article 6.4 of the Spanish Civil Code, acts carried out in accordance with the terms of a legal provision, whenever said acts seek a result which is forbidden by or contrary to law, shall be deemed to have been executed in circumvention of law (fraude de ley) and the provisions whose application was intended to be avoided shall apply.

(v)

Where obligations are to be performed in a jurisdiction outside Spain, they may not be enforceable in Spain to the extent that performance would be illegal under the laws of the applicable jurisdiction.

(vi)

According to Article 3.2 of Law 29/2015, the Spanish Government may establish that the Spanish authorities will not cooperate with another state’s authorities when there has been repeated refusal to cooperate by such other state’s authorities or there exists a legal prohibition precluding such cooperation.

(vii)

Spanish law does not allow leaving the validity and performance of contractual obligations to the discretion of one of the contracting parties. Therefore, a Spanish court may not uphold or enforce terms and conditions in the Indentures or the Securities giving discretionary authority to one of the parties.

(viii)	No opinion is expressed as to the financial ability of BBVA to fulfil its obligations under the Indentures or the Securities.

(ix)

A Spanish court might not enforce any provision of the Indentures that requires a party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1,152 et seq. of the Spanish Civil Code, as the court could consider said amounts evidently excessive as a pre-estimate of damages, in case of partial or non-regular compliance of the debtor. In this event, the court may reduce the amount of damages, pursuant to Article 1,154 of the Spanish Civil Code.

(x)	Claims may be or become subject to defenses of set-off or counter-claim.

(xi)	A waiver of all defenses to any proceedings may not be enforceable.

(xii)	The ability to terminate an agreement is subject to judicial review and the Spanish courts may provide for a different remedy for the non-defaulting party.

(xiii)

Under the Royal Legislative Decree 1/2020 of May 5, which approves the recast text of the insolvency law (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la ley concursal), as amended from time to time, any outstanding obligations arising from said contracts, which the insolvency judge does not terminate, shall be paid from the insolvency estate (masa activa).

(xiv)	Contract provisions that grant a party the right to terminate a contract in the event of insolvency are void.

(xv)	Enforcement of clauses providing for specific performance of an obligation may be replaced by Spanish courts with a monetary compensation.

(xvi)

The fact that the powers of the Trustee to act on behalf of the holders result from the respective Indentures may cause certain delays in the process of enforcement of the corresponding Securities before the Spanish courts. Spain has not ratified the 1985 Hague Convention regarding trusts and their recognition as legal institutions and, therefore, there is a risk that (i) the Trustee may have to be assigned all of the rights of the holders in order to claim in Spain the entirety of the amounts due on their behalf or (ii) the Spanish court may consider the powers of attorney of the Trustee under the trust instrument are not sufficiently evidenced to the court and may require additional evidence of the empowerment, such as a sworn translation of the corresponding Indenture or other documents related to the granting of powers under New York law, which may result in a delay of the enforcement process.

(xvii)

The admissibility as evidence before Spanish courts and authorities of any document that is not in the Spanish language requires its translation into Spanish. An official translation, made by a recognized Spanish official translator, may be required.

(xviii)

Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon the express condition that any issues of interpretation of Spanish legal concepts arising thereunder will be governed by Spanish law.

Without prejudice to the foregoing, for the purposes of the opinions in 3 above, we have considered that the terms (i) “validly issued” means that (x) BBVA is validly existing under the laws of Spain, and the relevant ordinary shares, rights to subscribe for ordinary shares or Securities (as applicable) are or will be duly authorized; (y) the actions required by Spanish corporation law (including but not limited to, the Spanish Companies Act) to approve the issuance of the relevant ordinary shares, rights to subscribe for ordinary shares or Securities (as applicable) have been or will be taken; and (z) the relevant ordinary shares, rights to subscribe for ordinary shares or Securities (as applicable) have been or will be issued in compliance with the requirements of Spanish law, the articles of association (estatutos sociales) of BBVA and the resolutions approving the issuance of the relevant securities; (ii) “duly authorized” means that BBVA, under applicable law and the articles of association (estatutos sociales) of BBVA, has the power to issue the relevant ordinary shares, rights to subscribe for ordinary shares or Securities (as applicable) and has taken or will take all corporate actions necessary to create that power; (iii) “fully paid” means that the consideration received by BBVA satisfies or will satisfy, in both type and amount, the requirements of Spanish law, the articles of association (estatutos sociales) of BBVA and the resolutions approving the issuance of ordinary shares and any other applicable agreement required under Spanish law; and (iv) “non-assessable” means that the holder of ordinary shares is not or will not be liable, solely because of its holder status, for additional assessments or calls on such ordinary shares by BBVA or its creditors.

This opinion is being furnished by us, as Spanish counsel to BBVA, to you as a supporting document in connection with the above referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Validity of the Securities” contained in the Prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act

Yours faithfully,

/s/ J&A Garrigues, S.L.P.
J&A Garrigues, S.L.P.